HSBC

To: . Lafarge SA
61 rue des Belles Feuilles
BP40
75782 PARIS cedex 16
FRANCE

For the attention of Patrice Tourliere

26th July 2006

Dear Sirs

Lafarge SA (the ("Company")
Euro 1,850,000,000.00 Facility Agreement dated 29th October 2004 (the "Facility Agreement")

Terms defined in the Facility Agreement, unless otherwise defined herein, have the same meaning in this letter. References herein to a Clause shall refer to a Clause of the Facility Agreement.

We write in our capacity as Facility Agent under the Facility Agreement. Terms defined in the Facility Agreement shall, unless otherwise specifically defined herein, have the same meaning when used in this letter.

Further to the Company's letter dated 5th May 2006 (the "Letter"), and in accordance with clause 33.1 of the Credit Agreement, we are pleased to advise you that the Banks listed in Appendix 1 have agreed to the 1 year extension of the "Initial Termination Date" from 28 July 2010 to 28th July 2011. The Banks listed in Appendix II have declined to extend for 1 year the "Initial Termination Date" from 28 July 2010 to 28th July 2011.

For the avoidance of doubt this consent and agreement is specific to the matters referred to above.

All other terms and conditions in the Facility Agreement remain unchanged.

This letter is a Finance Document.

HSBC Bank plc
Corporate, Investment Banking and Markets
HSBC Securities Services
Corporate Trust & Loan Agency
Level 24, 8 Canada Square, London E14 5HQ
Tel: +44 20 7991 8888 Fax: +44 20 7992 4761

This letter is governed by French Law.

Please confirm your agreement (and the agreement of the other Obligors) with the contents of this letter by signing and returning to Chris Merrett at the address below, the enclosed duplicate of this letter.

Yours faithfully

……………………………………..
for and on behalf of
HSBC Bank plc
in its capacity as Agent
for and on behalf of the Finance Parties

Accepted and agreed

……………………………………..
Director for and on behalf of
Lafarge S.A.
for itself and in its capacity as agent
of the Obligors

HSBC Bank plc
Corporate, Investment Banking and Markets
HSBC Securities Services
Corporate Trust & Loan Agency
Level 24, 8 Canada Square, London E14 5HQ
Tel: +44 20 7991 8888 Fax: +44 20 7992 4761

HSBC

APPENDIX I

CALYON Corporate and Investment Bank	110,000,000.00
Citibank Intl plc	80,000,000.00
CCF	110,000,000.00
Royal Bank of Scotland, France	110,000,000.00
Societe Generale	110,000,000.00
Barclays Bank	86,250,000.00
Credit Industriel et Commercial	86,250,000.00
Mizuho Corporate Bank, Ltd	106,250,000.00
Natexis	86,250,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	75,000,000.00
BNPP	75,000,000.00
Dresdner Bank AG Niederlassung Luxemburg	75,000,000.00
ING Bank (France) S.A.	75,000,000.00
Morgan Stanley International Bank Limited	75,000,000.00
BSCH Paris Branch - Santander Central Hispano S.A.	75,000,000.00
UBS Limited	75,000,000.00
JPMorgan Chase Bank, Paris Branch	65,000,000.00
The Bank of Tokyo-Mitsubishi, Ltd	50,000,000.00
BRED banque Populaire	50,000,000.00
Fortis Banque France	50,000,000.00
Industrial and Commercial Bank of China, Luxembourg Branch	40,000,000.00
Banca Intesa,France	25,000,000.00
Bank Austria Creditanstalt AG	25,000,000.00
Bank Polska Kasa Opieki	25,000,000.00
Credit Agricole D'ile-De-France	25,000,000.00
Deutsche Bank Luxembourg S.A.	25,000,000.00
Standard Chartered Bank	25,000,000.00
Bayerische Landesbank	10,000,000.00

HSBC

APPENDIX II

Credit Agricole Nord du France	25,000,000.00

HSBC Bank plc
Corporate, Investment Banking and Markets
HSBC Securities Services
Corporate Trust & Loan Agency
Level 24, 8 Canada Square, London E14 5HQ
Tel: +44 20 7991 8888 Fax: +44 20 7992 4761